                                                                    EXHIBIT 10.1

                                AMENDMENT NO. 1
                                      TO
                             EMPLOYMENT AGREEMENT

     THIS AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT is made and entered into this 13th day of September, 2000, to be effective for all purposes as of August 21, 2000, by and between CHICO'S FAS, INC., a Florida corporation (the "Company"), and CHARLIE J. KLEMAN, residing at 12330 McGregor Woods Circle, Ft. Myers, Florida, 33908 (the "Employee").

                             W I T N E S S E T H:
                             - - - - - - - - - -

     WHEREAS, the parties hereto have entered into that certain Employment Agreement dated March 18, 1993 by and between the Company and the Employee (the "Employment Agreement"); and

     WHEREAS, the Company and the Employee have agreed to amend the terms of the Employment Agreement in certain respects as set forth in this Amendment No. 1 to Employment Agreement (the "Amendment").

1.   TERM

     Section 2 of the Employment Agreement shall be replaced in its entirety by the following:

          Subject to the provisions of termination as hereinafter provided, the term of employment under this Agreement shall be effective as of the date first above written and shall continue through December 31, 2001; provided, however, that beginning on December 31, 2000 and on each December 31st (each a "Renewal Date") thereafter, the term of this agreement shall automatically be extended for one additional year so that on each Renewal Date the then remaining unexpired term of this Agreement shall be two years, unless either party gives the other written notice of non-renewal at least ninety (90) days prior to any such Renewal Date.

2.   COMPENSATION

     Sections 3(a) and (b) of the Employment Agreement shall be replaced in their entirety by the following, with the specified annualized salary effective from February 7, 2000:

               (a) The Employer shall pay to the Employee as compensation for all services rendered by the Employee during the term of this Agreement a basic annualized salary of $285,000 per year (the "Basic Salary"), or such other sum as the parties may agree on from time to time, payable monthly or in other more frequent

                                       1.

     installments, as determined by the Employer. The Board of Directors of the Employer shall have the right to increase the Employee's compensation from time to time by action of the Board of Directors. In addition, the Board of Directors of the Employer, in its discretion, may, with respect to any year during the term hereof, award a bonus or bonuses to the Employee in addition to the bonuses provided for in Section 3(b). The compensation provided for in this Section 3(a) shall be in addition to any pension or profit sharing payments set aside or allocated for the benefit of the Employee.

              (b) In addition to the Basic Salary paid pursuant to Section 3(a), the Employer shall pay as incentive compensation a semi annual bonus based upon the Employee's performance and computed in accordance with the incentive bonus plan adopted each year by the Board of Directors of the Employer.

3.   DUTIES

     Section 4 of the Employment Agreement shall be replaced in its entirety as follows:

          4.  Duties.  The Employee is engaged as the Executive Vice President -
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     Finance and Chief Financial Officer. In addition, the Employee shall have such other duties and hold such other offices as may from time to time be reasonably assigned to him by the Board of Directors of the Employer.

4.  OTHER TERMINATIONS

     Section 8(c)(i) of the Employment Agreement shall be replaced in its entirety as follows:

              (i) If the Employer shall terminate the employment of the Employee without good cause effective on a date earlier than the termination date provided for in Section 2 (with the effective date of termination as so identified by the Employer being referred to herein as the "Accelerated Termination Date"), the Employee, until the termination date provided for in Section 2 or until the date which is twelve (12) months after the Accelerated Termination Date, whichever is later, shall continue to receive the Basic Salary and other compensation and employee benefits (including without limitation the bonus that would otherwise have been payable during such compensation continuation period under the bonus plan in effect immediately before the Accelerated Termination Date) that the Employer has heretofore in Section 3 agreed to pay and to provide for the Employee, in each case in the amount and kind and at the time provided for in Section 3; provided that, notwithstanding such termination of employment, the Employee's covenants set forth in Section 10 and Section 11 are intended to and shall remain in full force and effect.

     Section 8(d)(i) of the Employment Agreement shall be replaced in its entirety as follows:

                                       2.

               (i)  If a Change in Control of the Employer, as defined in
     Section 8(d)(ii) shall occur and the Employee shall:

                      (1) voluntarily terminate his employment within one year following such Change in Control and such termination shall be as a result of the Employee's good faith determination that as a result of the Change in Control and a change in circumstances thereafter significantly affecting his position, he can no longer adequately exercise the authorities, powers, functions or duties attached to his position as an executive officer of the Employer; or

                      (2) voluntarily terminate his employment within one year following such Change in Control, and such termination shall be as a result of the Employee's good faith determination that he can no longer perform his duties as an executive officer of the Employer by reason of a substantial diminution in his responsibilities, status or position; or

                      (3) have his employment terminated by the Employer for reasons other than those specified in Section 8(b)(ii) within one (1) year following such Change in Control;

     then in any of the above three cases, the Employee shall have, instead of the further rights described in Section 3(a), the right to immediately terminate this Agreement and a nonforfeitable right to receive, payable in a lump sum, the sum of the monthly amounts of his Basic Salary for a period equal to 36 months plus three times his most recently set annual target bonus; provided, however, no payments or benefits pursuant to this Section, together with any other payments to the Employee under this Agreement or otherwise, shall cause the total of such payments to exceed the maximum amount allowable as a deduction to the Employer for federal income tax purposes, as may be determined in the reasonable discretion of the Employer, under any applicable provision of law or regulations.


     The following Section 8(f) shall be added:

          (f) Release. Payment of any compensation to the Employee under this
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     Section 8 following termination of employment shall be conditioned upon the prior receipt by the Employer of a release executed by the Employee in substantially the form attached to this Agreement as Exhibit A.

                                       3.

5.   MISCELLANEOUS

     Unless specifically modified, added or deleted by this Amendment No.1, all terms and provisions of the Employment Agreement remain in full force and effect throughout the term of the Employment Agreement, as amended.

     IN WITNESS WHEREOF, the parties hereto have executed this Amendment the day and year first above written.


                              CHICO'S FAS, INC.


                              By:       /s/ Marvin Gralnick
                                 --------------------------
                                 Marvin J. Gralnick, President

                                                      "Company"



                                        /s/ Charlie Kleman
                              ----------------------------
                              CHARLIE J. KLEMAN

                                                      "Employee"

                                       4.

                                   EXHIBIT A
                                      TO
                  EMPLOYMENT AGREEMENT WITH CHARLIE J. KLEMAN
                       DATED AS OF _______________, 2000

                                    Release

     WHEREAS, _______________________________ (the "Executive") is an employee of Chico's FAS, Inc., (the "Company") and is a party to the Employment Agreement dated __________________ (the "Agreement");

     WHEREAS, the Executive's employment has been terminated in accordance with
Section 8___ of the Agreement; and

     WHEREAS, the Executive is required to sign this Release in order to receive the payment of any compensation under Section 8 of the Agreement following termination of employment.

     NOW, THEREFORE, in consideration of the promises and agreements contained herein and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, and intending to be legally bound, the Executive agrees as follows:

     1. This Release is effective on the date hereof and will continue in effect as provided herein.

     2. In consideration of the payments to be made and the benefits to be received by the Executive pursuant to the Agreement (collectively, the "Release Consideration), which the Executive acknowledges are in addition to payments and benefits to which the Executive would be entitled but for the Agreement, the Executive, for the Executive and the Executive's dependents, successors, assigns, heirs, executors and administrators (and the Executive and their legal representatives of every kind), hereby releases, dismisses, remises and forever discharges the Company, its predecessors, parents, subsidiaries, divisions, related or affiliated companies, officers, directors, stockholders, members, employees, heirs, successors, assigns, representatives, agents and counsel (collectively the "Released Party") from any and all arbitrations, claims, including claims for attorney's fees, demands, damages, suits, proceedings, actions and/or causes of action of any kind and every description, whether known or unknown, which the Executive now has or may have had for, upon, or by reason of any cause whatsoever ("claims"), against the Released Party, including but not limited to:

     (1) any and all claims arising out of or relating to Executive's employment by or service with the Company and the Executive's termination from the Company.

     (2) any and all claims of discrimination, including but not limited to claims of discrimination on the basis of sex, race, age, national origin, marital status, religion or handicap, including, specifically, but without limiting the generality of the foregoing, any claims under the Age Discrimination in Employment Act, as

                                     A-1.

          amended, Title VII of the Civil Rights Act of 1964, as amended, the Americans with Disabilities Act; and

     (3) any and all claims of wrongful or unjust discharge or breach of any contract or promise, express or implied.
Notwithstanding the foregoing, nothing herein shall be considered as releasing the Company from its obligations to pay and/or provide the Release Consideration or as an agreement by the Executive not to file a lawsuit to enforce the payment and/or providing of the Release Consideration.

     3. The Executive understands and acknowledges that the Company does not admit any violation of law, liability or invasion of any of the Executive rights and that any such violation, liability or invasion is expressly denied. The consideration provided for this Release is made for the purpose of settling and extinguishing all claims and rights (and every other similar or dissimilar matter) that the Executive ever had or now may have against the Company to the extent provided in this Release. The Executive further agrees and acknowledges that no representations, promises or inducements have been made that the Company other than as appear in the Agreement.

     4.        The Executive further agrees and acknowledges that:

     (1) The Release provided for herein releases claims to and including the date of this Release;

     (2) The Executive has been advised by the Company to consult with legal counsel prior to executing this Release, has had an opportunity to consult with and to be advised by legal counsel of the Executive's choice, fully understands the terms of this Release, and enters into this Release freely, voluntarily and intending to be found.

     (3) The Executive has been given a period of 21 days to review and consider the terms of this Release, prior to its execution and that the Executive may use as much of the 21 day period as the Executive desires; and

     (4) The Executive may, within 7 days after execution, revoke this Release. Revocation shall be made by delivering a written notice of revocation to the Chief Financial Officer at the Company. For such revocation to be effective, written notice must be actually received by the Chief Financial Officer at the Company no later than the close of business on the 7th day after the Executive executes this Release. If the Executive does exercise the Executive's right to revoke this Release, all of the terms and conditions of the Release shall be of no force and effect and the Company shall not have any obligation to make payments or provide benefits to the Executive as set forth in Sections 8 of the Agreement.

     5. The Executive agrees that the Executive will never file a lawsuit or other complaint asserting any claim that is released in this Release.

                                     A-2.

     6. The Executive waives and releases any claim that the Executive has or may have to reemployment after ________________________________.

     IN WITNESS WHEREOF, the Executive has executed and delivered this Release on the date set forth below.


Dated:_______________________


                                    Executive

                                     A-3.